EXHIBIT 99.1

SP Plus Corporation Announces First Quarter 2015 Results

Strong Gross Profit Growth; Company Expects Full-Year EPS Toward Higher-End of Guidance Range

CHICAGO, May 5, 2015 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the first quarter of 2015.

Financial Summary

In millions except per share	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$41.2	$41.3	$35.3	$35.0
General and administrative expenses (1)	$25.7	$24.1	$26.1	$24.2
EBITDA (1),(3)	$15.1	$16.7	$8.7	$10.4
Net income attributable to SP Plus (1)	$1.3	$2.9	$4.3	($1.0)
Earnings per share (EPS) (1)	$0.06	$0.13	$0.19	($0.05)
Free cash flow (2),(3)	($11.8)	($11.5)	($13.9)	($13.9)

(1)Adjusted to eliminate non-routine items including, but not limited to, restructuring, merger and integration costs, non-routine asset sales or dispositions, changes in valuation allowances for deferred tax assets, ongoing costs related to non-routine structural and other repairs. Results have also been adjusted for the impact of the completed Parkmobile investment transaction and other contemplated transaction costs. Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2)Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3)Refer to accompanying financial tables for a reconciliation of non-GAAP financial measures.

G Marc Baumann, President and Chief Executive Officer, stated, "As the first quarter's financial results indicate, the year is off to a great start. Both reported and adjusted EBITDA and adjusted EPS are significantly ahead of last year. It's worth noting that while the first quarter 2015 winter weather was severe in certain markets, it was not as widespread as the weather in the first quarter of 2014.

"We were pleased to see growth over the prior year in the vast majority of our operating markets. We continue to see new business momentum that contributed to our first quarter growth and are particularly pleased with the high level of activity in our municipal and hospitality verticals. Same location gross profit growth was strong and we also benefitted from significant reductions in both casualty insurance and health benefit costs.

"Looking ahead, our focus remains on driving EBITDA growth by improving performance at existing locations, adding new business and aggressively pursuing cost reduction initiatives. While we have a lot of work ahead of us, we are very pleased with our progress to date."

First Quarter Operating Results

Reported gross profit in the first quarter of 2015 was $41.2 million, compared to $35.3 million in the first quarter of 2014, an increase of $5.9 million or 17%. On an adjusted basis, which excludes non-routine structural and other repair costs in both years as well as last year's gross profit from the Click and Park transaction engine, first quarter 2015 adjusted gross profit was up $6.3 million or 18% over last year. While the Company experienced some negative impact from weather in the first quarter of 2015, it was more moderate than the weather's impact in the first quarter of 2014. The increase in adjusted gross profit was due to improved same location performance, increased new business, a significant favorable change in casualty loss reserve estimates for prior years and a substantial reduction in health benefit costs.

First quarter 2015 reported general and administrative (G&A) expenses were $25.7 million, including $1.5 million of restructuring, merger and integration related costs. First quarter 2014 reported G&A of $26.1 million included $1.5 million of restructuring, merger and integration related costs and $0.4 million for costs related to supporting the Click & Park operation as well as costs incurred related to the Parkmobile transaction and other contemplated transaction costs. First quarter 2015 adjusted G&A expenses were $24.1 million, flat as compared with adjusted G&A expenses for the first quarter of 2014.

Resulting adjusted EBITDA was $16.7 million for the first quarter of 2015, compared with $10.4 million on the same basis for the first quarter of 2014, an increase of 61%.

Reported earnings per share for the first quarter of 2015 was $0.06 as compared to $0.19 for the first quarter of 2014, which included a significant tax benefit related to the reversal of valuation allowances for deferred tax assets. Adjusted earnings per share was $0.13 for the first quarter of 2015, an increase of $0.18 per share over the adjusted loss per share of ($0.05) in the first quarter of 2014.

The Company had negative adjusted free cash flow of $11.5 million during the first quarter of 2015, which included $4.7 million of cash tax payments as compared with negative $13.9 million of adjusted free cash flow during the first quarter of 2014, which included a net tax refund of $4.7 million. The first calendar quarter of the year is generally the low-point for free cash flow due to seasonality of the business as well as timing of distributions under our annual performance-based compensation program. Consistent with expectations, significantly higher cash taxes impacted first quarter 2015 free cash flow.

Recent Developments

Noteworthy recent contract and new business activity included the following:

  SP+ Municipal Services was awarded a multi-year contract to operate and manage 23 parking facilities by the City of Stockton, California. The deal comprises more than 5,900 on- and off-street parking spaces throughout the city. Operations commenced April 1st.

  The Parking Authority of River City and Louisville/Jefferson County Metro Government awarded SP+ Municipal Services its on-street parking management contract. SP+ will be providing parking enforcement and citation processing services covering more than 4,800 spaces. In addition, SP+ Municipal Services will focus on improving system performance by upgrading the current license plate recognition and citation management systems.

  USA Parking System was awarded a multi-year commercial valet contract with the Mall of San Juan in Puerto Rico. This newly developed luxury retail center is the first of its kind in Puerto Rico, with approximately 650,000 sq. ft. of retail space.  USA will be managing three valet locations and installing a new revenue control system within the facility.

  Columbia Medical Center expanded its current contract with SP+ Parking to include additional off-street parking facilities used by hospital staff and neighborhood monthly parkers.

  The Phoenix International Raceway engaged SP+ GAMEDAY to provide parking and traffic consulting services.

  USA Parking System was awarded a multi-year contract to manage the parking and valet operation at the B Ocean Resort in Ft. Lauderdale, Florida, a 487-room full-service resort located directly on Ft. Lauderdale beach. The deal includes management of 350 off-street parking spaces, installation of revenue control equipment, and automated pay-in-lane equipment for self-parking patrons.

  The Centric Hyatt South Beach awarded USA Parking System a multi-year contract to manage its valet operation. This new, 105-room hotel is situated in prime South Beach real estate, just one block from the beach.

  A national banking interest terminated its parking management contract during the first quarter. The portfolio consisted of 25 surface lots on the West Coast that support the bank's branch operations.

Outlook

Based on first quarter 2015 financial results, the Company expects its full-year adjusted EPS and adjusted EBITDA to be toward the higher-end of the guidance range of $0.93 to $1.03 for adjusted EPS and $83 million to $87 million for adjusted EBITDA. Adjusted EBITDA and adjusted earnings per share will continue to exclude non-routine items including, but not limited to, restructuring, merger and integration costs, asset sales, changes in valuation allowances for deferred tax assets, and ongoing costs related to non-routine structural and other repairs. Free cash flow, adjusted for non-routine structural and other repairs, is still expected to be in the range of $30 million to $36 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on May 6, 2015, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate approximately 4,100 parking facilities with over 2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: costs of non-routine structural and other repairs incurred by the Company under leases acquired in the Central Merger; adverse litigation judgments or settlements, including a dispute with Central's former stockholders; intense competition; risks associated with management contracts and leases; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company's substantial indebtedness; the impact of public and private regulations; deterioration of general economic and business conditions or changes in demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income related to asset sales or dispositions, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement and eliminating the reversal of valuation allowances for deferred tax assets (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity. Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except for share and per share data)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$18,794	$18,196
Notes and accounts receivable, net	115,343	109,287
Prepaid expenses and other	11,840	17,776
Deferred taxes	10,982	10,992
Total current assets	156,959	156,251
Leasehold improvements, equipment, land and construction in progress, net	41,716	42,784
Other assets
Advances and deposits	5,849	6,693
Intangible assets, net	87,245	91,028
Favorable acquired lease contracts, net	45,777	48,268
Equity investments in unconsolidated entities	20,389	20,660
Other assets, net	17,657	16,697
Cost of contracts, net	12,183	10,481
Goodwill	432,531	432,888
Total other assets	621,631	626,715
Total assets	$820,306	$825,750

Liabilities and stockholders' equity
Accounts payable	$101,845	$106,519
Accrued and other current liabilities	89,879	103,844
Current portion of obligations under senior credit facility and other long-term borrowings	15,943	15,567
Total current liabilities	207,667	225,930
Deferred taxes	5,239	5,814
Long-term obligations under senior credit facility and other long-term borrowings	251,228	237,833
Unfavorable lease contracts, net	58,531	61,350
Other long-term liabilities	66,485	65,011
Total noncurrent liabilities	381,483	370,008
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2015 and December 31, 2014; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of March 31, 2015 and December 31, 2014; 22,127,725 shares issued and outstanding as of March 31, 2015 and December 31, 2014	22	22
Additional paid-in capital	244,433	243,867
Accumulated other comprehensive income (loss)	(687)	(205)
Accumulated deficit	(13,239)	(14,581)
Total SP Plus Corporation stockholders' equity	230,529	229,103
Noncontrolling interest	627	709
Total shareholders' equity	231,156	229,812
Total liabilities and stockholders' equity	$820,306	$825,750

SP Plus Corporation
Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,	March 31,
(in thousands, except for share and per share data, unaudited)	2015	2014

Parking services revenue
Lease contracts	$135,815	$116,635
Management contracts	94,058	89,955
Reimbursed management contract revenue	174,281	169,178
Total revenue	404,154	375,768
Cost of parking services
Lease contracts	128,693	112,084
Management contracts	59,990	59,214
Reimbursed management contract expense	174,281	169,178
Total cost of parking services	362,964	340,476
Gross profit
Lease contracts	7,122	4,551
Management contracts	34,068	30,741
Total gross profit	41,190	35,292
General and administrative expenses	25,673	26,066
Depreciation and amortization	7,934	7,163
Operating income	7,583	2,063
Other expenses (income)
Interest expense	4,043	4,809
Interest income	(60)	(98)
Equity in losses from investment in unconsolidated entity	471	—
Total other expenses (income)	4,454	4,711
Income (loss) before income taxes	3,129	(2,648)
Income tax provision (benefit)	1,335	(7,438)
Net income	1,794	4,790
Less: Net income attributable to noncontrolling interest	452	487
Net income attributable to SP Plus Corporation	$1,342	$4,303
Common stock data
Net income per share
Basic	$0.06	$0.2
Diluted	$0.06	$0.19
Weighted average shares outstanding
Basic	22,127,725	21,977,836
Diluted	22,528,609	22,351,845

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,	March 31,
(in thousands, unaudited)	2015	2014
Operating activities
Net income	$1,794	$4,790
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	8,050	7,150
Net accretion of acquired lease contracts	(328)	(779)
Net loss on sale and abandonment of assets	8	168
Amortization of debt issuance costs	271	341
Amortization of original discount on borrowings	207	299
Write-off of debt issuances costs and original discount on borrowings	634	115
Non-cash stock-based compensation	566	796
Provisions for losses on accounts receivable	127	109
Excess tax benefit related to vesting of restricted stock units	—	89
Deferred income taxes	(565)	(6,199)
Net change in operating assets and liabilities	(16,886)	(16,581)
Net cash used in operating activities	(6,122)	(9,702)
Investing activities
Purchase of leasehold improvements and equipment	(2,649)	(3,327)
Cost of contracts purchased	(2,433)	(102)
Proceeds from sale of assets	7	42
Capitalized interest	—	(17)
Net cash used in investing activities	(5,075)	(3,404)
Financing activities
Tax benefit from vesting of restricted stock units	—	(89)
Contingent payments for businesses acquired	—	(141)
Proceeds from Senior Credit Facility and Restated Credit Facility revolver, net	7,100	28,800
Proceeds from Senior Credit Facility and Restated Credit Facility term loan, net	6,205	(13,565)
Payments of debt issuance costs for Restated Credit Facility	(745)	—
Distribution to noncontrolling interest	(450)	(774)
Redemption of convertible debentures	(67)	—
Payments on other long-term debt obligations	(77)	(40)
Net cash provided by financing activities	11,966	14,191
Effect of exchange rate changes on cash and cash equivalents	(171)	28
Increase in cash and cash equivalents	598	1,113
Cash and cash equivalents at beginning of period	18,196	23,158
Cash and cash equivalents at end of period	$18,794	$24,271

Supplemental disclosures
Cash paid (received) during the period for
Interest	$2,429	$3,856
Income taxes, net	$4,685	$(4,692)

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED GROSS PROFIT, ADJUSTED G&A, ADJUSTED NET
INCOME, AND ADJUSTED NET INCOME PER SHARE
(in thousands, except for share and per share data, unaudited)
	Three months ended
	March 31, 2015	March 31, 2014
Gross profit
Gross profit, as reported	$41,190	$35,292
Add: Non-routine structural and other repairs	95	101
Subtract: Gross profit related to asset sales or dispositions	--	(366)
Adjusted gross profit	$41,285	$35,027

General and administrative expenses
General and administrative expenses, as reported	$25,673	$26,066
Subtract: Restructuring, merger and integration costs	(1,498)	(1,505)
Subtract: G&A related to asset sales or dispositions	--	(238)
Subtract: Parkmobile and other contemplated transaction costs	(33)	(146)
Adjusted G&A	$24,142	$24,177

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$1,342	$4,303
Add: Non-routine structural and other repairs, after tax	55	59
Add: Restructuring, merger and integration costs, after tax	869	873
Add: Net income related to asset sales or dispositions	273	29
Add: Costs incurred related to Parkmobile and other contemplated transaction	19	85
Add: Writeoff of debt issuance costs and original issuance discount, after tax	368	--
Subtract: Reversal of valuation allowances for deferred tax assets	--	(6,359)
Adjusted net income attributable to SP Plus	$2,926	($1,011)

Net income per share, as reported
Basic	$0.06	$0.20
Diluted	$0.06	$0.19

Adjusted net income per share
Basic	$0.13	($0.05)
Diluted	$0.13	($0.05)

Weighted average shares outstanding
Basic	22,127,725	21,977,836
Diluted	22,528,609	22,351,845

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended
	March 31, 2015	March 31, 2014
Net income attributable to SP Plus, as reported	$1,342	$4,303
Add (subtract):
Income tax provision (benefit)	1,335	(7,438)
Interest expense, net	3,983	4,711
Equity in losses from investment in unconsolidated entity	471	--
Depreciation and amortization expense	7,934	7,163
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$15,065	$8,739

Add: Non-routine structural and other repairs	95	101
Add: Restructuring, merger and integration costs	1,498	1,505
Subtract: EBITDA related to asset sales or dispositions	--	(128)
Add: Parkmobile and other contemplated transaction costs	33	146
Adjusted EBITDA	$16,691	$10,363

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Operating income	$7,583	$2,063
Depreciation and amortization	7,934	7,163
Net (accretion) amortization of acquired lease contracts	(328)	(779)
Non-cash stock-based compensation	566	796
Income tax (paid) received, net	(4,685)	4,692
Income attributable to noncontrolling interest	(452)	(487)
Change in operating assets and liabilities	(14,925)	(19,998)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(5,082)	(3,446)
Operating cash flow	($9,389)	($9,996)
Cash interest paid	(2,429)	(3,856)
Free cash flow (1)	($11,818)	($13,852)
plus: Cash used for non-routine structural and other repairs	367	--
Adjusted free cash flow	($11,451)	($13,852)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended
	March 31, 2015	March 31, 2014
Net cash used in operating activities	($6,122)	($9,702)
Net cash used in investing activities	(5,075)	(3,404)
Acquisitions	--	--
Distribution to noncontrolling interest	(450)	(774)
Effect of exchange rate changes on cash and cash equivalents	(171)	28
Free cash flow	($11,818)	($13,852)

SP PLUS CORPORATION
LOCATION COUNT

	March 31, 2015	December 31, 2014	March 31, 2014
Leased facilities	768	774	826
Managed facilities	3,359	3,409	3,356
Total facilities	4,127	4,183	4,182
CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com